Exhibit 99.1

TIME WARNER INC. REPORTS FIRST-QUARTER 2015 RESULTS

First-Quarter Highlights

●	Revenues rose 5% to $7.1 billion

●	Adjusted Operating Income grew 12% to a record $1.8 billion

●	Turner Adjusted Operating Income increased 26% to $1.1 billion, its highest quarter ever

●	Adjusted EPS increased 23% to $1.19

●	Company repurchased 14 million shares for $1.1 billion year-to-date through April 24, 2015

NEW YORK, April 29, 2015 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2015.

Chairman and Chief Executive Officer Jeff Bewkes said: “We got off to a very strong start in 2015, with Revenues up 5%, and Adjusted Operating Income growing 12% to a quarterly record of $1.8 billion. This led to a 23% increase in Adjusted EPS and puts us on track to achieve our goals for the year. We accomplished a lot in the quarter, led by Turner, which had its best quarter ever, with audience growth across a number of its networks. The NCAA Men’s Basketball Tournament was a huge multiplatform success, with its highest average television viewership in over two decades helping make TBS the #1 ad-supported cable network in primetime among adults 18-49 in the quarter. And March Madness Live served more than 80 million live video streams and grew its usage by almost 20% over last year’s tournament. Warner Bros. led the domestic box office for the quarter on the strength of American Sniper, which brought in well over $500 million globally. Warner Bros. also continued to lead the industry in television production, including the #1 comedy and unscripted series among adults 18-49 on television this season. HBO once again grew domestic subscribers in the quarter while continuing to gain acclaim for groundbreaking programming such as the recent documentaries Going Clear: Scientology and the Prison of Belief and The Jinx: The Life and Deaths of Robert Durst. The return of Game of Thrones reached a new premiere high, while also providing the backdrop for the highly-anticipated launch of HBO NOW, our standalone streaming version of HBO – which is off to a great start. Reflecting our strong commitment to provide direct returns to shareholders, we returned more than $1.4 billion in dividends and share repurchases year-to-date.”

Company Results

Revenues increased 5% to $7.1 billion due to growth across all divisions. Adjusted Operating Income grew 12% to $1.8 billion due to growth at Turner, offset in part by declines at Warner Bros. and Home Box Office. Operating Income decreased 13% to $1.8 billion primarily due to a $441 million gain in the prior year quarter in connection with the sale and leaseback of the Company’s space in Time Warner Center. Adjusted Operating Income and Operating Income margins were both 25% in the first quarter of 2015 compared to 24% and 30%, respectively, in the prior year quarter.

The Company posted Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $1.19, up 23% from $0.97 for the year-ago quarter. Diluted Income per Common Share from Continuing Operations was $1.10 compared to $1.50 in the prior year quarter.

For the first three months of 2015, Cash Provided by Operations from Continuing Operations reached $1.0 billion and Free Cash Flow totaled $1.0 billion. As of March 31, 2015, Net Debt was $20.2 billion, up from $19.9 billion at the end of 2014, due to share repurchases, dividends and investments and acquisitions, partially offset by the generation of Free Cash Flow.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2015 through April 24, 2015, the Company repurchased approximately 14 million shares of common stock for approximately $1.1 billion. At April 24, 2015, approximately $3.4 billion remained available for repurchases under the Company’s stock repurchase program.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three months ended March 31, by line of business (millions).

	Three Months Ended March 31,
	2015	2014
Revenues:
Turner	$2,710	$2,593
Home Box Office	1,398	1,339
Warner Bros.	3,199	3,066
Intersegment eliminations	(180)	(195)

Total Revenues	$7,127	$6,803

Adjusted Operating Income (Loss) (a):
Turner	$1,128	$895
Home Box Office	458	464
Warner Bros.	330	380
Corporate	(102)	(119)
Intersegment eliminations	–	6

Total Adjusted Operating Income	$1,814	$1,626

Operating Income (Loss) (a):
Turner	$1,108	$900
Home Box Office	458	464
Warner Bros.	324	369
Corporate (b)	(104)	309
Intersegment eliminations	–	6

Total Operating Income	$1,786	$2,048

Depreciation and Amortization:
Turner	$52	$58
Home Box Office	25	25
Warner Bros.	89	93
Corporate	4	7
Intersegment eliminations	–	–

Total Depreciation and Amortization	$170	$183

(a) Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months ended March 31, 2015 and 2014 included restructuring and severance costs of (millions):
	Three Months Ended March 31,
	2015	2014
Turner	$(8)	$(12)
Home Box Office	(1)	(8)
Warner Bros.	(3)	(2)
Corporate	-	(4)

Total Restructuring and Severance Costs	$(12)	$(26)

(b)	Operating Income (Loss) for the three months ended March 31, 2014 included a $441 million gain in connection with the sale and leaseback of the Company’s space in Time Warner Center.

Presented below is a discussion of the performance of Time Warner’s segments for the first quarter of 2015. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues rose 5% ($117 million) to $2.7 billion, benefiting from growth of 4% ($42 million) in Advertising revenues, 3% ($38 million) in Subscription revenues and 25% ($37 million) in Content and other revenues. Advertising revenues benefited from growth at Turner’s domestic businesses mainly due to the 2015 NCAA Division I Men’s Basketball Championship tournament (the “NCAA Tournament”) and growth at Turner’s news businesses. Subscription revenues grew due to higher domestic rates partially offset by lower domestic subscribers. Both international advertising and international subscription revenue growth were more than offset by the impact of foreign exchange rates. The increase in Content and other revenues was due to higher subscription video-on-demand revenues.

Adjusted Operating Income increased 26% ($233 million) to $1.1 billion, primarily due to higher revenues and lower expenses, including lower marketing, programming and general and administrative costs, largely as a result of operational efficiency initiatives and timing. Programming costs declined 3% due primarily to timing and lower syndicated programming expenses as a result of the abandonment of certain programming in 2014.

Operating Income increased 23% ($208 million) to $1.1 billion. The current year quarter included a $17 million foreign currency charge related to the remeasurement of Turner’s net monetary assets denominated in Venezuelan currency. The prior year quarter included a $13 million gain related to the sale of a digital news asset.

The NCAA Tournament across TBS, TNT, truTV and CBS averaged 11.3 million total viewers, up 8% from last year, and was the most-watched NCAA Tournament in 22 years. The NCAA Tournament National Semifinal between Kentucky and Wisconsin - airing across TBS, TNT and truTV - averaged 22.6 million total viewers to deliver the most-watched basketball game ever on cable television and the most watched program in Turner’s history. In addition, NCAA March Madness Live delivered a 17% increase in live video streams compared to last year. During the first quarter of 2015, TBS ranked as the #1 ad-supported cable network in primetime among total viewers, adults 18-49 and adults 25-54. Adult Swim ranked #1 in total day on ad-supported cable among adults 18-34 and 18-49. CNN and HLN grew their total day ratings among adults 25-54 by 20% and 33%, respectively, in the first quarter.

HOME BOX OFFICE

Revenues grew 4% ($59 million) to $1.4 billion, reflecting increases of 4% ($49 million) in Subscription revenues and 5% ($10 million) in Content and other revenues. Subscription revenues increased primarily due to higher domestic rates, partially offset by the transfer to Turner of the operation of HBO’s basic cable network in India. The increase in Content and other revenues reflected higher home entertainment revenues and higher international licensing revenues.

Adjusted Operating Income declined 1% ($6 million) to $458 million, as higher revenues were more than offset by higher programming, distribution and marketing costs. Programming costs grew 9%, primarily due to increased expenses for original programming. Distribution costs increased primarily due to higher participation expenses. The increase in marketing costs was primarily related to the launch of HBO NOW.

Operating Income decreased 1% ($6 million) to $458 million.

Through the first two weeks, the fifth season premiere of Game of Thrones totaled 18.1 million gross viewers, over 1 million more viewers than the prior season’s first episode after the same period of time. In April 2015, Home Box Office launched HBO NOW, its stand-alone streaming service, in the U.S. In February, HBO’s Citizenfour and Crisis Hotline: Veterans Press 1 received Academy Awards for Documentary Feature and Documentary Short Subject, respectively.

WARNER BROS.

Revenues increased 4% ($133 million) to $3.2 billion, reflecting higher television licensing revenues primarily due to the subscription video-on-demand sale of Friends and higher revenues from videogames. Revenues also benefited from growth in theatrical revenues led by the strong performance of American Sniper. The increase was partially offset by the effect of foreign currency exchange rates.

Adjusted Operating Income declined 13% ($50 million) to $330 million, as higher revenues were more than offset by higher film and advertising costs due to the mix of theatrical releases and videogame product.

Operating Income decreased 12% ($45 million) to $324 million.

Through April 27, American Sniper grossed over $540 million at the worldwide box office. On April 9, Warner Bros., its TT Games business and The LEGO Group announced LEGO Dimensions, a videogame experience that combines physical LEGO brick building toys based on multiple franchises, including Warner Bros.’ DC Comics, The Lord of the Rings and The LEGO Movie, with interactive console gameplay.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

First-Quarter Results

Adjusted EPS was $1.19 for the three months ended March 31, 2015, compared to $0.97 in last year’s first quarter. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended March 31, 2015, the Company had Income from Continuing Operations of $933 million, or $1.10 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the first quarter of 2014 of $1.4 billion, or $1.50 per diluted common share.

For the first quarters of 2015 and 2014, the Company had Net Income of $970 million and $1.3 billion, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2015 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, April 29, 2015. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash and equivalents	$2,260	$2,618
Receivables, less allowances of $854 and $1,152	7,645	7,720
Inventories	1,532	1,700
Deferred income taxes	184	184
Prepaid expenses and other current assets	874	958

Total current assets	12,495	13,180

Noncurrent inventories and theatrical film and television production costs	6,735	6,841
Investments, including available-for-sale securities	2,270	2,326
Property, plant and equipment, net	2,580	2,655
Intangible assets subject to amortization, net	1,080	1,141
Intangible assets not subject to amortization	7,030	7,032
Goodwill	27,557	27,565
Other assets	2,448	2,519

Total assets	$62,195	$63,259

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,062	$7,507
Deferred revenue	530	579
Debt due within one year	1,299	1,118

Total current liabilities	8,891	9,204

Long-term debt	21,172	21,376
Deferred income taxes	2,124	2,204
Deferred revenue	307	315
Other noncurrent liabilities	5,503	5,684

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 826 million and 832 million shares outstanding	17	17
Additional paid-in capital	148,819	149,282
Treasury stock, at cost (826 million and 820 million shares)	(43,087)	(42,445)
Accumulated other comprehensive loss, net	(1,307)	(1,164)
Accumulated deficit	(80,244)	(81,214)

Total equity	24,198	24,476

Total liabilities and equity	$62,195	$63,259

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended March 31,

(Unaudited; millions, except per share amounts)

	2015	2014

Revenues	$7,127	$6,803
Costs of revenues	(4,088)	(3,851)
Selling, general and administrative	(1,189)	(1,270)
Amortization of intangible assets	(48)	(50)
Restructuring and severance costs	(12)	(26)
Asset impairments	(1)	(12)
Gain (loss) on operating assets, net	(3)	454

Operating income	1,786	2,048
Interest expense, net	(294)	(265)
Other loss, net	(117)	(11)

Income from continuing operations before income taxes	1,375	1,772
Income tax provision	(442)	(407)

Income from continuing operations	933	1,365
Discontinued operations, net of tax	37	(73)

Net income	$970	$1,292

Per share information:
Basic income per common share from continuing operations	$1.12	$1.53
Discontinued operations	0.05	(0.08)

Basic net income per common share	$1.17	$1.45

Average basic common shares outstanding	829.4	891.0

Diluted income per common share from continuing operations	$1.10	$1.50
Discontinued operations	0.05	(0.08)

Diluted net income per common share	$1.15	$1.42

Average diluted common shares outstanding	845.9	910.6

Cash dividends declared per share of common stock	$0.3500	$0.3175

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31,

(Unaudited; millions)

	2015	2014

OPERATIONS
Net income	$970	$1,292
Less Discontinued operations, net of tax	(37)	73

Net income from continuing operations	933	1,365
Adjustments for noncash and nonoperating items:
Depreciation and amortization	170	183
Amortization of film and television costs	2,034	1,957
Asset impairments	1	12
(Gain) loss on investments and other assets, net	3	(448)
Equity in losses of investee companies, net of cash distributions	64	19
Equity-based compensation	90	89
Deferred income taxes	(96)	(244)
Changes in operating assets and liabilities, net of acquisitions	(2,190)	(1,200)

Cash provided by operations from continuing operations	1,009	1,733

INVESTING ACTIVITIES
Investments in available-for-sale securities	(29)	(23)
Investments and acquisitions, net of cash acquired	(96)	(106)
Capital expenditures	(57)	(92)
Proceeds from the sale of Time Warner Center	-	1,264
Other investment proceeds	5	44

Cash provided (used) by investing activities from continuing operations	(177)	1,087

FINANCING ACTIVITIES
Borrowings	6	129
Debt repayments	(11)	(5)
Proceeds from exercise of stock options	67	116
Excess tax benefit from equity instruments	83	64
Principal payments on capital leases	(2)	(3)
Repurchases of common stock	(890)	(991)
Dividends paid	(294)	(287)
Other financing activities	(152)	(111)

Cash used by financing activities from continuing operations	(1,193)	(1,088)

Cash provided (used) by continuing operations	(361)	1,732

Cash provided (used) by operations from discontinued operations	3	(29)
Cash used by investing activities from discontinued operations	-	(19)
Effect of change in cash and equivalents of discontinued operations	-	(5)

Cash provided (used) by discontinued operations	3	(53)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(358)	1,679
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,618	1,816

CASH AND EQUIVALENTS AT END OF PERIOD	$2,260	$3,495

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended March 31, 2015

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,128	$-	$(3)	$(17)	$-	$1,108
Home Box Office	458	-	-	-	-	458
Warner Bros.	330	-	-	(5)	(1)	324
Corporate	(102)	(1)	-	-	(1)	(104)
Intersegment eliminations	-	-	-	-	-	-

Time Warner	$1,814	$(1)	$(3)	$(22)	$(2)	$1,786

Margin(a)	25.5%	-	(0.1%)	(0.3%)	-	25.1%
Three Months Ended March 31, 2014
	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$895	$(1)	$13	$-	$(7)	$900
Home Box Office	464	-	-	-	-	464
Warner Bros.	380	(5)	-	-	(6)	369
Corporate	(119)	(6)	441	-	(7)	309
Intersegment eliminations	6	-	-	-	-	6

Time Warner	$1,626	$(12)	$454	$-	$(20)	$2,048

Margin(a)	23.9%	(0.2%)	6.7%	-	(0.3%)	30.1%
Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations

	Three Months Ended March 31,
	2015	2014
Asset impairments	$(1)	$(12)
Gain (loss) on operating assets, net	(3)	454
Venezuelan foreign currency loss	(22)	-
Other	(2)	(20)

Impact on Operating Income	(28)	422

Investment losses, net	(59)	(5)
Amounts related to the separation of Time Warner Cable Inc.	(4)	(1)
Amounts related to the disposition of Warner Music Group	-	(1)
Amounts related to the separation of Time Inc.	(2)	-
Items affecting comparability relating to equity method investments	(2)	-

Pretax impact	(95)	415
Income tax impact of above items	18	65

Impact of items affecting comparability on income from continuing operations	$(77)	$480

Income from continuing operations	$933	$1,365
Less Impact of items affecting comparability on income from continuing operations	(77)	480

Adjusted income from continuing operations	$1,010	$885

Per share information:
Diluted net income per common share	$1.10	$1.50
Less Impact of items affecting comparability on diluted net income per common share	(0.09)	0.53

Adjusted EPS	$1.19	$0.97

Average diluted common shares outstanding	845.9	910.6

Asset Impairments

During the three months ended March 31, 2015, the Company recognized a miscellaneous asset impairment of $1 million at Corporate. During the three months ended March 31, 2014, the Company recognized asset impairments of $1 million at the Turner segment related to miscellaneous assets and $5 million and $6 million at the Warner Bros. segment and Corporate, respectively, related to certain internally developed software.

Gain (Loss) on Operating Assets, Net

For the three months ended March 31, 2015, the Company recognized a $3 million loss at the Turner segment related to the remeasurement of its previously held investment in Esporte Interativo (“EI”), a Brazilian television network that airs sports programming, upon the Turner segment’s acquisition of a controlling interest in EI. For the three months ended March 31, 2014, the Company recognized a $13 million gain at the Turner segment related to the sale of Zite, Inc., a news content aggregation and recommendation platform, and a $441 million gain at Corporate in connection with the sale and leaseback of the Company’s space in Time Warner Center.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Venezuelan Foreign Currency Loss

For the three months ended March 31, 2015, the Company recognized a pretax foreign exchange loss of $22 million, consisting of $17 million at the Turner segment and $5 million at the Warner Bros. segment, related to a change in the foreign currency exchange rate used by the Company for remeasuring its Venezuelan net monetary assets from the SICAD 2 rate to the Simadi rate.

Other

Other reflects external costs related to mergers, acquisitions or dispositions of $2 million and $20 million for the three months ended March 31, 2015 and 2014, respectively. External costs related to mergers, acquisitions or dispositions for the three months ended March 31, 2015 consisted of $1 million at the Warner Bros. segment and $1 million at Corporate. External costs related to mergers, acquisitions or dispositions for the three months ended March 31, 2014 consisted of $7 million at the Turner segment primarily related to exit costs in connection with the shutdown of CNN Latino, a Spanish-language news broadcast programming block, $6 million at the Warner Bros. segment primarily related to the acquisition of the operations outside the U.S. of Eyeworks Group and $7 million at Corporate related to the legal and structural separation of Time Inc. from the Company (the “Time Separation”). External costs related to mergers, acquisitions or dispositions are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Losses, Net

For the three months ended March 31, 2015, the Company recognized $59 million of investment losses, net consisting of $56 million of fair value adjustments relating to warrants to purchase common stock of Central European Media Enterprises Ltd. held by the Company and $3 million of miscellaneous investment losses. For the three months ended March 31, 2014, the Company recognized $5 million of investment losses, net.

Amounts Related to the Separation of Time Warner Cable Inc.

For the three months ended March 31, 2015, the Company recognized $4 million of other loss related to changes in the value of a Time Warner Cable Inc. (“TWC”) tax indemnification receivable, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations. For the three months ended March 31, 2014, the Company recognized $1 million of other expense related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by TWC employees, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of Warner Music Group

For the three months ended March 31, 2014, the Company recognized a loss of $1 million, primarily related to a tax indemnification obligation associated with the disposition of Warner Music Group (“WMG”) in 2004. This amount has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Separation of Time Inc.

For the three months ended March 31, 2015, the Company recognized $2 million of other loss reflecting pension and other retirement benefits related to employees and former employees of Time Inc.

Items Affecting Comparability Relating to Equity Method Investments

For the three months ended March 31, 2015, the Company recognized $2 million of losses as its share of discontinued operations recorded by an equity method investee.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended March 31,
	2015	2014
Cash provided by operations	$1,009	$1,733
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	4	15
Add excess tax benefits from equity instruments	83	64
Less capital expenditures	(57)	(92)
Less principal payments on capital leases	(2)	(3)

Free Cash Flow	$1,037	$1,717

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services domestically and premium pay and basic tier television services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

Note 2.	INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended March 31,
	2015	2014

Intersegment Revenues
Turner	$24	$20
Home Box Office	7	9
Warner Bros.	149	166

Total intersegment revenues	$180	$195

Note 3.	WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended March 31,
	2015	2014
Home video and electronic delivery of theatrical product revenues	$369	$382
Home video and electronic delivery of television product revenues	106	114

Note 4.	DISCONTINUED OPERATIONS, NET OF TAX

Discontinued operations, net of tax for the three months ended March 31, 2015 was income of $37 million primarily related to the final resolution of a tax indemnification obligation associated with the disposition of WMG. Discontinued operations, net of tax for the three months ended March 31, 2014 was a loss of $73 million primarily related to the Time Separation.